FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Bergmark, 713-328-2101

Fax: 713-328-2151

CORE LAB EARNS $0.24 PER SHARE ON RECORD Q4 2003 REVENUES;

RECORD CASH FROM OPERATING ACTIVITIES EXCEEDS $61,000,000

AMSTERDAM (25 February 2004) - Core Laboratories (NYSE: "CLB") announced that it earned $0.24 per diluted share (EPS) in the fourth quarter of 2003 while posting $106,818,000 in revenue, its highest quarterly total ever. The earnings were a 19% sequential increase over third quarter 2003 results and more than doubled last year's fourth quarter totals. The $0.24 EPS is the third highest quarterly total in Company history, surpassed only by the third quarter EPS totals of $0.29 and $0.27 in 1998 and 2001, respectively. Company-wide operating margins reached 11% in the fourth quarter, up 15% over the prior quarter. The record quarterly revenues were driven by the continuation of Reservoir Description projects primarily from international operations, and continued high demand for Production Enhancement technologies in North America.

For the year, Core generated $405,637,000 in revenue, an all-time high, and an increase of 11% over the 2002 total of $364,748,000. The revenue increase continues to be driven by international crude-oil and North American natural-gas projects, the introduction of new services, and further market acceptance of and penetration by the Company's proprietary technologies. Moreover, higher finding and development costs for hydrocarbons, especially natural gas on the shallow shelf of the Gulf of Mexico and crude oil in North America, have caused oil companies to increase spending allocated to optimizing hydrocarbon production and recovery factors. The Company earned $0.60 EPS for all of 2003, almost three times greater than the $0.23 EPS earned in 2002 before the cumulative effect of change in accounting principle.

For the full year of 2003, Core generated record levels of cash from operating activities that totaled $61,323,000. Free cash flow (defined as cash from operating activities of $61,323,000 minus capital expenditures of $23,547,000) also reached the record annual total of $37,776,000 or approximately $1.25 per share. With the additional cash flow Core continued its Share Repurchase Program during the fourth quarter by buying approximately 800,000 shares in open market purchases and almost 4,700,000 shares during 2003. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 5,870,000 shares at an average price of approximately $12.30 per share. To date, Core has invested over $72,000,000 in the Stock Repurchase Program, maintaining a net debt to capitalization ratio of 30.4%. Core has shareholder authorization to repurchase 2,100,000 shares thru April, 2005 and will seek approval at its next annual shareholders meeting in May 2004 to repurchase an additional 10% of its outstanding shares. Currently, Core has approximately 27,600,000 shares outstanding and 29,047,000 diluted shares outstanding.

"Core Laboratories' 19% sequential quarterly earnings increase and the record quarterly revenue totals for both Reservoir Description and Production Enhancement confirm the Company's technological leadership in providing unique reservoir optimization services," said Chairman, CEO and President David M. Demshur. "Our operations generated record levels of cash from operations and free cash flow. We used this cash to create shareholder value via our Stock Repurchase Program, and we invested over $23,500,000 in capital expenditures to continue to grow the Company. The execution of our business plan continues to improve as indicated by our operational accomplishments, which produced a record year in 2003."

Reservoir Description

Reservoir Description operations posted fourth quarter revenue of $62,989,000, an all-time quarterly high, while operating margins were 13%. Increased revenues resulted from greater demand for petrophysical reservoir studies and reservoir fluid-phase behavior projects in Mexico, West Africa, the Middle East, and Asia-Pacific regions. The majority of the crude-oil related projects involved characterizing the reservoir system to optimize current production levels and the characterization of the crude oil and derivative products. Data sets from these projects will be critical for planning production enhancement systems to maximize ultimate hydrocarbon recovery from existing fields.

The Company also is seeing increased demand for analytically and laboratory measured petrophysical and fluid-phase behavior data sets used by oil companies to calculate and determine probable, proven, and recoverable hydrocarbon reserves. The measured data sets yield far more accurate determinations for the classification of reserves than estimations from electric wireline logs. "We have always stressed the importance of using accurate and precise rock and fluid properties data sets in calculating probable, proven and recoverable reserves," said Core General Manager Ted Griffin. "The complexity of today's producing reservoir systems mandates the use of laboratory-measured data, and Core Lab is seeing more demand for our core and fluid analyses data sets."

Production Enhancement

Production Enhancement quarterly revenues increased 31% year-over-year to a record quarterly total of $32,078,000 and paralleled activity increases registered by hydraulic pressure pumpers and proppant suppliers. Operating margins were 14%, their highest since 2001, expanding over 200 basis points sequentially over third quarter 2003 results. The record revenues were driven by higher levels of activities in the North American natural-gas market, the introduction of new technologies, increased manufacturing efficiencies with the completion of the Company's new Godley, Texas, facility, and the continued market penetration with recently introduced technologies.

Core continues to expand its successful HERO (TM) High Efficiency Reservoir Optimization line of perforating charges and gun systems. The HERO (TM) line of perforating systems is the most technically advanced ever offered by the Company and is the result of a renewed technology innovation drive started by Core two and one-half years earlier. The demand for HERO (TM) technology was especially high in shallow-to-medium depth natural-gas wells in Canadian and on-shore U.S. markets. HERO (TM) charges are designed to optimize the flow of natural gas by achieving superior penetration depths while significantly limiting formation damage in the near well-bore environment.

The increase in Production Enhancement revenues also resulted from the combination of Core's SpectraScan (TM) and Completion Profiler (TM) technologies. Used in combination, these technologies further penetrated the market by optimizing fracture stimulation programs while minimizing water production from complex natural gas completions.

Core's Production Enhancement operations set all-time records for the number of jobs using its SpectraScan (TM) , Completion Profiler (TM) , SpectraFlood (TM) and SpectraChem (TM) services. As finding costs have increased, especially in aging North American oil and gas trends, these patented and proprietary technologies are in high demand to optimize reservoir performance and maximize total hydrocarbon recovery.

Reservoir Management

For the quarter, Reservoir Management posted operational losses of $328,000 on $11,751,000 in revenue. The Company remains disappointed in the performance of its Reservoir Management operations, especially specialized geophysical and seismic-related services. Operations providing these specialized services continued to generate losses that depressed the overall Company operating margins. Core is currently evaluating options to improve the profitability and cash flow from these operations, including downsizing the scope of or eliminating these services, reducing employee costs, transferring work to the most efficient offices, or selling the business to outside parties. Any of the actions could result in severance payments, asset write-downs and operational and contract losses, all of which will be recorded when measurable.

"The Company will take definitive action during the first quarter of 2004 to eliminate the continuing losses from our operations offering specialized geophysical and seismic-related services," said Richard L. Bergmark, EVP and CFO of Core. "Core's integrated reservoir studies focus has been very successful, but it has been overshadowed by the losses recorded in specialized seismic-related services, a market in which Core has been unable to make a profit. If one of our integrated reservoir studies requires specialized seismic services, no longer performed internally, Core can contract out that requirement, and that should lead to greater profitability for Reservoir Management."

The Company's actions regarding specialized geophysical and seismic-related services will not have an effect on its continued focus on integrated, engineering-related projects and non-exclusive multidisciplinary reservoir studies. These integrated projects and multidisciplinary studies are profitable on a stand-alone basis and generated revenue of approximately $10,500,000 and operating profits of approximately $1,600,000 for all of 2003. In addition, these studies have generated incremental revenues and margins for Reservoir Description and Production Enhancement operations boosting the profitability of both segments. Core's newest multiclient study entitled Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sands has over 15 participating companies. The results of the study will enable the participants to optimize tight gas sand production, which has become a major focus in North America. The Company also expects to continue to offer value-added services related to its patented Coherence Cube (R) technology, which is an integral part of several of these integrated studies.

First Quarter 2004 and 2004 Internal Capital Expenditure Targets

For the first quarter of 2004 Core expects revenues from continuing operations to be at the $100,000,000 level with earnings per diluted share from those operations to range from $0.14 to $0.16. The Company anticipates first quarter 2004 results to be affected by the recent 20% devaluation of the Venezuelan bolivar. Based on year-end asset values in Venezuela, Core expects approximately $500,000 in foreign exchange losses from the devaluation. This exchange loss is included in the Company's first quarter guidance. However, the first quarter guidance does not include charges associated with severance expenses, asset write-downs, and operational and contract losses due to actions which may be taken in order to improve the profitability of Reservoir Management operations and to eliminate losses associated with the Company's specialized geophysical and seismic-related services.

Core expects capital expenditures for 2004 to be at the $15,000,000 level, which is below 2002 and 2003 levels and is below expected 2004 depreciation and amortization levels by approximately $6,000,000. The Company does not plan to construct any major new operating facilities in 2004, as it did in Moscow in 2002 and Godley, Texas, in 2003.

Conference Call

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 26 February 2004. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2002 Form 10-K filed 4 April 2003, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
REVENUES	$ 106,818	$ 101,582	$ 405,637	$ 364,748
OPERATING EXPENSES:
Costs of services and sales	82,578	83,849	327,705	301,308
General and administrative expenses	6,666	5,406	22,802	20,183
Depreciation and amortization	5,544	5,259	21,785	20,097
Other expense, net	231	46	26	2,402
	95,019	94,560	372,318	343,990
INCOME BEFORE INTEREST EXPENSE, INCOME
TAX EXPENSE AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	11,799	7,022	33,319	20,758
INTEREST EXPENSE	2,191	1,843	7,702	7,603
INCOME BEFORE INCOME TAX EXPENSE AND
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	9,608	5,179	25,617	13,155
INCOME TAX EXPENSE	2,595	2,175	6,917	5,525
INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	7,013	3,004	18,700	7,630
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	-	-	-	(16,692)
NET INCOME (LOSS)	7,013	3,004	18,700	(9,062)

Diluted Earnings Per Share:
Net Income	$ 0.24	$ 0.09	$ 0.60	$ 0.23
Cumulative effect of change in accounting principle	-	-	-	(0.50)
Income (loss) from operations	$ 0.24	$ 0.09	$ 0.60	$ (0.27)

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	29,509	33,125	31,179	33,174

SEGMENT INFORMATION:
Revenues:
Reservoir Description	$ 62,989	$ 61,262	$ 239,645	$ 220,284
Production Enhancement	32,078	24,515	117,156	91,822
Reservoir Management	11,751	15,805	48,836	52,642
Total	$ 106,818	$ 101,582	$ 405,637	$ 364,748

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 7,917	$ 8,009	$ 25,846	$ 24,952
Production Enhancement	4,477	1,869	12,241	3,252
Reservoir Management	(328)	133	(4,204)	(2,660)
Corporate and Other	(267)	(2,989)	(564)	(4,786)
Total	$ 11,799	$ 7,022	$ 33,319	$ 20,758

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands)
(Unaudited)

ASSETS:	December 31, 2003	December 31, 2002

Cash and Cash Equivalents	$ 16,753	$ 14,876
Accounts Receivable, net	107,912	100,602
Inventory	31,381	34,532
Other Current Assets	10,907	25,663
Total Current Assets	166,953	175,673

Property, Plant and Equipment, net	94,811	95,452
Intangibles, Goodwill and Other Long Term Assets, net	159,632	150,028
Total Assets	$ 421,396	$ 421,153

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 27,126	$ 25,407
Other Current Liabilities	34,610	24,677
Total Current Liabilities	61,736	50,084

Long-Term Debt and Lease Obligations	124,684	88,035
Other Long-Term Liabilities	14,564	24,888
Shareholders' Equity	220,412	258,146
Total Liabilities and Shareholders' Equity	$ 421,396	$ 421,153

CORE LABORATORIES N.V. & SUBSIDIARIES
SELECTED CASH FLOW INFORMATION
(amounts in thousands)
(Unaudited)

Twelve Months Ended
December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$ 61,323

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures of continuing operations	(23,547)
Patents and other intangibles	(1,300)
Acquisitions, net of cash acquired	(12,970)
Other	1,246
Net cash used in investing activities	(36,571)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash used in financing activities	(22,875)

Net change in cash	1,877
Cash - beginning of period	14,876
Cash - end of period	$ 16,753

###